Exhibit 99.1


FOR IMMEDIATE RELEASE                                             April 1, 2005

                  Almost Family Completes Previously Announced

                    Acquisition of Florida Home Health Agency

Louisville, KY - Almost Family, Inc. (NASDAQ:AFAM) today announced that it has completed its previously announced acquisition of the assets and business operations of a Bradenton FL Medicare-certified home health agency from Manatee Memorial Hospital.

William B. Yarmuth, Chairman and CEO, commented on the announcement: "As we stated previously, the addition of the Bradenton Florida Home Health operations to our Florida presence is a very important step in the execution of our business plan. Florida Home Health has long been recognized as one of the premier home health agencies on the west coast of Florida. This is direct result of the quality and hard work of the agency's managers and employees. We will work together with them and Manatee Memorial to continue that tradition and build upon it.
We are very pleased to welcome all of them to our team."

The Company noted in its previous announcement regarding this transaction that it is actively pursuing a number of potential acquisitions in Florida and other states and expects that it will be able to complete additional transactions over the course of the next year. The Company's 2004 Form 10-K includes a description of its business plan which calls for an increase in emphasis on the Visiting Nurse segment.

Almost Family, Inc. TM and subsidiaries (collectively "Almost Family") is a leading regional provider of home health nursing services and adult day health services. The Company has service locations in Florida, Kentucky, Ohio, Maryland, Connecticut, Massachusetts, Alabama and Indiana (in order of revenue significance).

Contact: William Yarmuth or Steve Guenthner (502) 891-1000.



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All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results of acquired home health agencies, the Company's ability to acquire visiting nurse agencies at prices it is willing to pay, the Company's ability to attract investment of additional capital, the Company's ability to generate positive cash flows, and the Company's expectations with regard to market conditions, are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include: the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicaid reimbursement due to state budget shortfalls; the ability of the acquired agency to maintain its level of admissions and operating performance, our ability to integrate the acquired agency into our operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry, and the potential effect of changes in competition for home health agency admissions. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2003, in particular information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company disclaims any intent or obligation to update its forward-looking statements.